Exhibit 10.2

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

PICEANCE ENERGY, LLC

Dated as of August 31, 2012

i

5.18	Other Investments of Investor Parties; Waiver of Conflicts of Interest	20
5.19	Employees	21

ARTICLE VI MEMBERS		21
6.1	Limited Liability	21
6.2	No State-Law Partnership	21
6.3	Tax Matters Partner	22

ARTICLE VII DISTRIBUTIONS TO THE MEMBERS		22
7.1	Non-Liquidating Distributions	22
7.2	Liquidating Distributions	22
7.3	Distributions in Kind	22

ARTICLE VIII ALLOCATION OF PROFITS AND LOSSES		23
8.1	In General	23
8.2	Regulatory Allocations and Other Allocation Rules	23
8.3	Other Allocation Rules	25

ARTICLE IX ALLOCATION OF TAXABLE INCOME AND TAX LOSSES		25
9.1	Allocation of Taxable Income and Tax Losses	25
9.2	Allocation of Section 704(c) Items	26
9.3	Integration with Section 754 Election	26
9.4	Allocation of Tax Credits	26

ARTICLE X ACCOUNTING AND REPORTING		26
10.1	Books	26
10.2	Capital Accounts; Tax Elections	26
10.3	Transfers During Year	27
10.4	Reports	27
10.5	Section 754 Election	28

ARTICLE XI . TRANSFER OF MEMBER’S INTEREST		28
11.1	Restrictions on Transfers and Liens	28
11.2	Permitted Transfers and Liens	28
11.3	Sale Participation Rights	28
11.4	Forced Sale Right	29
11.5	Substitution of a Member	30
11.6	Conditions to Substitution	31
11.7	Admission as a Member	31

ARTICLE XII RESIGNATION, DISSOLUTION AND TERMINATION		31
12.1	Resignation	31
12.2	Dissolution	31
12.3	Liquidation	31
12.4	Certificate of Cancellation	32

ARTICLE XIII NOTICES		32
13.1	Method of Notices	32

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13.2	Computation of Time	33

ARTICLE XIV GENERAL PROVISIONS		33
14.1	Amendment	33
14.2	Waiver	33
14.3	Confidentiality	33
14.4	Public Announcements	34
14.5	Applicable Law	34
14.6	Dispute Resolution; Arbitration	34
14.7	Severability	35
14.8	Specific Performance	35
14.9	Headings	35
14.10	Entire Agreement; Conflicts	35
14.11	Transaction Costs	35
14.12	References	35
14.13	U.S. Dollars	35
14.14	Counterparts	35
14.15	Additional Documents	35
14.16	No Third Party Beneficiaries	36

List of Exhibits and Schedules

Exhibit A	Members, Addresses, Units
Exhibit B	Contribution Agreement
Exhibit C	Management Services Agreement

Schedule 5.6(s)	NOL Prohibited Actions
Schedule 5.14(f)	Insurance
Schedule 14.6	Arbitration

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

PICEANCE ENERGY, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Piceance Energy, LLC, a Delaware limited liability company (the “Company”), dated as of August 31, 2012 (the “Effective Date”), is among the Members.

RECITALS

A. On May 10, 2012, Laramie filed a Certificate of Formation (the “Certificate”) forming the Company as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”);

B. Laramie was the sole member of the Company and entered into the Company’s Limited Liability Company Agreement dated as of May 10, 2012 (the “Original Agreement”); and

C. The Parties hereto desire to amend and restate in its entirety the Original Agreement in all respects and enter into this Agreement in order to delineate their rights and obligations as Members, to provide for the Company’s management, and to provide for certain other matters, all as permitted under the Act.

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the indicated meaning:

“Act” is defined in Recital A.

“Adjusted Capital Account Deficit” means, with respect to any Member, a deficit balance in such Member’s Capital Account as of the end of the fiscal year after giving effect to the following adjustments: (a) Credit to such Capital Account the additions, if any, permitted by Treasury Regulations §§ 1.704-1(b)(2)(ii)(c) (referring to obligations to restore a capital account deficit), 1.704-2(g)(1) (referring to “partnership minimum gain”) and 1.704-2(i)(5) (referring to a partner’s share of “partner nonrecourse debt minimum gain”), and (b) Debit to such Capital Account the items described in §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation § 1.704-1(b)(2)(ii)(d).

“Adjusted Properties” is defined in Section 9.2.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph.

“AMI” is defined in Section 2.5.

“Area of Mutual Interest” is defined in Section 2.5.

“Assets” is defined in Section 2.5.

“Available Cash” means, for a period of time, the excess of all cash receipts of the Company (including reductions in any reserves previously established by the Sole Manager acting reasonably to meet the business needs of the Company) over all cash disbursements of the Company (including operating expenses, fees payable under the Management Services Agreement, repayment of all principal and interest, and additions to any reserves for twelve months of working capital and capital expenditures established by the Sole Manager acting reasonably to meet the business needs of the Company).

“Bank Revolving Credit Facility” is defined in Section 5.4(b).

“Bankruptcy” means, with respect to a Person, any of the following acts or events: (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) becoming the subject of an order for relief or being declared insolvent or bankrupt in any federal or state bankruptcy or insolvency proceeding, (d) filing a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, (e) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in clause (c) or (d) of this definition, (f) making an admission in writing of an inability to pay debts as they mature, (g) giving notice to any governmental authority that insolvency has occurred, that insolvency is pending, or that operations have been suspended, (h) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of all or any substantial part of its properties, or (i) the expiration of 90 days after the date of the commencement of a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been previously dismissed, or the expiration of 60 days after the date of the appointment, without such Person’s consent or acquiescence, of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment has not previously been vacated or stayed, or the expiration of 60 days after the date of expiration of a stay, if the appointment has not been previously vacated.

“Board” or “Board of Managers” is defined in Section 5.5(a).

“Board Member” is defined in Section 5.5(a).

“Business” is defined in Section 2.5.

“Business Day” means any day other than a Saturday or Sunday or other day upon which banks are authorized or required to close in the State of Delaware.

“Capital Account” is defined in Section 10.2(a).

“Capital Contribution” means for any Member at the particular time in question the aggregate of the dollar amounts of any cash and cash equivalents contributed by such Member to the capital of the Company, plus the value, as reasonably determined by the Sole Manager and the Board, of any property contributed by such Member to the capital of the Company.

“Carrying Value” The initial “Carrying Value” of property contributed to the Company by a Member means the value of such property at the time of contribution as agreed to in good faith by the Members. The initial Carrying Value of any other property shall be the adjusted basis of such property for federal income tax purposes at the time it is acquired by the Company. The initial Carrying Value of a property shall be reduced (but not below zero) by all subsequent depreciation, cost recovery, depletion and amortization deductions with respect to such property as taken into account in determining profit and loss; provided that, with respect to Oil and Gas Property, Simulated Depletion shall be used in lieu of depletion for purposes of determining the Carrying Value of such Oil and Gas Property. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 10.2(b) and Treasury Regulation § 1.704 1(b)(2)(iv)(m), and to reflect changes, additions or other adjustments to the Carrying Value for dispositions, acquisitions or improvements of Company properties, as deemed appropriate by the Sole Manager in its reasonable discretion.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Company” is defined in the introductory paragraph.

“Company Opportunity” is defined in Section 5.17.

“Confidential Information” means information concerning the properties, operations, business, trade secrets, technical know-how and other non-public information and data of or relating to the Company, its properties and any technical information with respect to any project of the Company.

“Contribution Agreement” means the Contribution Agreement in the form attached hereto as Exhibit B.

“Controlled Affiliate” means, with respect to a Member, a privately-held entity in which such Member owns 50% or more of the equity securities.

“Delta” means Par Petroleum Corporation (formerly Delta Petroleum Corporation), a Delaware corporation or Par Piceance Energy Equity LLC, a Delaware limited liability company and a wholly-owned subsidiary of Par Petroleum Corporation.

“Development Program” is defined in Section 5.7(a).

“Drag-Along Notice” is defined in Section 11.4.

“Dragged Member” means any Member, other than a Dragging Member, that receives a Drag-Along Notice pursuant to Section 11.4.

“Dragging Member” means, in connection with a Transfer of Units subject to Section 11.4, Laramie or any successor to Laramie’s interests.

“Effective Date” is defined in the introductory paragraph.

“Independent Accountant” means Ehrhardt Keefe Steiner & Hottman, or another reputable independent public accounting firm retained by the Company pursuant to this Agreement.

“Independent Petroleum Engineer” means Netherland, Sewell and Associates, Inc., or another reputable independent petroleum engineer retained by the Company pursuant to this Agreement.

“Investor Parties” is defined in Section 5.18(a).

“Laramie” means Laramie Energy II, LLC, a Delaware limited liability company.

“Law” or “Laws” means all applicable federal, state, tribal and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, restrictions and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest, option, right of first refusal or other transfer restriction or encumbrance of any kind (including preferential purchase rights, conditional sales agreements or other title retention agreements, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

“Major Decision” is defined in Section 5.6.

“Management Services Agreement” means the Management Services Agreement in the form attached hereto as Exhibit C.

“Member” means a Person designated as an initial Member of the Company on Exhibit A attached hereto, a Person admitted as an additional Member pursuant to Section 2.7 and a Person admitted as a substituted Member pursuant to Section 11.5.

“Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member, (b) that Member’s Capital Account and share of the Profits, Losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from, the Company under the terms of this Agreement, (c) all other rights, benefits and privileges enjoyed by that Member (under the Act or this Agreement) in its capacity as a Member, including that Member’s rights to vote, consent and approve those matters described in this Agreement, and (d) all obligations, duties and liabilities imposed on that Member under the Act or this Agreement in its capacity as a Member. Membership Interests shall be denominated in Units.

“Notice of Additional Capital Contributions” means, with respect to any call for additional Capital Contributions from the Members, a written notice from the Sole Manager setting forth (a) the additional Capital Contribution required from each Member, and (b) the date on which such additional Capital Contributions are required to be made to the Company.

“Offered Interest” is defined in Section 11.3.

“Offered Price” is defined in Section 11.3.

“Offered Terms” is defined in Section 11.3.

“Oil and Gas Property” means any asset which constitutes “property” within the meaning of Code section 614.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

“Profit” or “Loss” means the income or loss of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of Members including, without limitation, the provisions of paragraphs 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4) of those regulations relating to the computation of items of income, gain, deduction and loss; provided, however, that the items allocated pursuant to Section 8.2 and Section 12.3(e) shall be excluded from the computation of Profits and Losses.

“Proposed Purchaser” means a Person or group of Persons that a Member proposes as a purchaser of all or a portion of the Units of such Member.

“Proposing Member” is defined in Section 5.17(c).

“Regulatory Allocations” is defined in Section 8.2(i).

“Required Interest” means Members holding 51% of the issued and outstanding Units.

“Securities Act” means the Securities Act of 1933, as amended from time to time. Any reference herein to a specific section or sections of the Securities Act shall be deemed to include a reference to any corresponding provision of future law.

“Sharing Ratio” means, with respect to a Member, a percentage, the numerator of which is the number of issued and outstanding Units held by such Member, and the denominator of which is the total number of issued and outstanding Units.

“Simulated Basis” means the Carrying Value of any Oil and Gas Property.

“Simulated Depletion” means the simulated depletion allowance computed by the Company with respect to its Oil and Gas Properties pursuant to Treasury Regulations § 1.704 1(b)(2)(iv)(k)(2) using any method allowed by such Treasury Regulations selected by the Sole Manager.

“Sole Manager” is defined in Section 5.1.

“Tag-Along Notice” is defined in Section 11.3.

“Tagged Member” is defined in Section 11.3.

“Transfer” means, with respect to any asset, including Units or any portion thereof, including any right to receive distributions from the Company or any other economic interest in the Company, a sale, assignment, transfer, distribution, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation or other operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise, (b) in the case of an asset owned by a Person which is not a natural person, a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such Person (other than a liquidation under a deemed termination solely for tax purposes), and (c) a disposition in connection with, or in lieu of, a foreclosure of a Lien; provided, however, a Transfer shall not include the creation of a Lien.

“Treasury Regulations” means regulations issued by the Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

“Unit” is defined in Section 2.7.

THE LIMITED LIABILITY COMPANY

Formation.

The Company was formed pursuant to the filing of the Certificate on May 10, 2012. The Members hereby unanimously adopt and approve the Certificate and all actions taken in connection with the filing of the Certificate.

Laramie represents and warrants to the other Members that (i) the sole activity conducted prior to the date hereof of the Company has been the execution of the Credit Agreement pursuant to the Bank Revolving Credit Facility and the transactions related thereto, and (ii) the Company has incurred no liabilities as of the date hereof other than any liabilities incurred in connection with such agreement and the transactions related thereto. Laramie shall have no further rights or obligations with respect to the Company that arise because of its having formed the Company. The consent of Laramie shall be required for any amendment to this Section 2.1(b).

This Agreement amends and restates in its entirety the Original Agreement.

The Members agree that the Company shall be governed by the terms and conditions set forth in this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

Name. The name of the Company shall be Piceance Energy, LLC.

Certificate of Formation. As recited in Section 2.1(a), Laramie caused a certificate of formation that complies with the requirements of the Act to be properly filed with the Delaware Secretary of State. The Sole Manager shall execute such further documents (including amendments to the certificate of formation) and take such further action as shall be appropriate or necessary to comply with the requirements of Law for the formation, qualification or operation of a limited liability company in all states and counties where the Company may conduct its business.

Registered Office and Agent; Principal Place of Business. The location of the registered office of the Company and the Company’s registered agent at such address shall initially be 1512 Larimer Street, Suite 1000, Denver, Colorado 80202, and shall be subject to change as determined by the Sole Manager. The location of the principal place of business of the Company shall be 1512 Larimer Street, Suite 1000, Denver, Colorado 80202 or at such other location as the Sole Manager may from time to time select.

Purpose. The business of the Company shall be to i) own the oil and gas, surface real estate, and related assets formerly owned by each of Laramie and Delta in Garfield and Mesa Counties, Colorado (the “Area of Mutual Interest” or “AMI”) or subsequently acquired by the Company (collectively, the “Assets”), (b) operate the Assets, including the maintenance, operation, development and sale of the Assets, and (c) take such other actions and engage in such other activities as may be reasonably necessary or desirable to pursue or accomplish the foregoing (collectively, the “Business”).

The Members. The name, business address and number of Units of each initial Member are set forth on Exhibit A attached hereto. Upon the admission of additional or substituted Members in accordance with this Agreement, the Sole Manager shall update Exhibit A attached hereto to reflect the then current ownership of Units. Notwithstanding anything to the contrary herein, the update by the Sole Manager of Exhibit A pursuant to this Section 2.6 shall not be considered an amendment to this Agreement. Each Member will have one vote for each Unit held by such Member with respect to any vote of the Members. Except as otherwise required by applicable Law or this Agreement, the affirmative vote of 51% of the then-outstanding Units shall constitute approval of any matter submitted to a vote of the Members.

Authorized Units; Issuance of Additional Membership Interests. The Membership Interests authorized to be issued by the Company shall be denominated in units (each, a “Unit”). As of the Effective Date, the Company is authorized to issue 1,000,000 Units. Subject to the provisions of Sections 5.6(c) and 5.17 the Sole Manager may from time to time ii) increase or decrease (but not below the total number of then outstanding Units) the total number of Units that the Company is authorized to issue and the number of Units constituting any class or series of Units, iii) authorize the issuance of additional classes or series of Units and fix and determine the designation and the relative rights, preferences, privileges and restrictions granted to or imposed on such additional classes and series of Units (including the rights, preferences and privileges that are senior to or have preference over the rights, preferences or privileges of any then outstanding or authorized class or series of Units) and iv) amend or restate this Agreement as necessary to effect any or all of the foregoing. Additional Units may be issued for such Capital Contributions as shall be approved in accordance with Article III and Sections 5.6(c) and 5.17. If the issuance of additional Units has been properly approved in accordance with this Agreement, the Persons to whom such additional Units have been issued shall automatically be admitted to the Company as Members with respect to such additional Units, subject to the satisfaction or waiver of the requirements set forth in Sections 11.6 and 11.7.

Term. The Company shall have perpetual existence; provided, that the Company shall be dissolved upon the occurrence of an event set forth in Section 12.2.

CAPITAL CONTRIBUTIONS

Initial Capital Contributions. Concurrently with the execution and delivery of this Agreement, each of the initial Members is making the initial Capital Contribution to the Company, and receiving the Units, described opposite its respective name on Exhibit A attached hereto. Initial Capital Contributions of additional Members shall be governed by Section 2.7.

Additional Capital Contributions.

Upon a written capital call by the Sole Manager provided at least 30 days’ prior to the Capital Contribution being due, each Member shall make additional Capital Contributions (i) up to aggregate combined Capital Contributions after the Effective Date of $60,000,000, if approved by a majority of the Board, (ii) in connection with additional Capital Contributions unanimously approved by the Board as provided in Section 5.6(c), or (iii) in connection with a Company Opportunity unanimously approved by the Board as provided in Section 5.17. Except as provided in this Section 3.2 and subject to the provisions of Section 5.6 (insofar as not limiting the express provisions of the first sentence of this Section 3.2(a)) and Section 5.17, or in connection with the issuance of additional Membership Interests as provided in this Agreement, no Member shall have any right or obligation to make additional Capital Contributions or loans to the Company. Obligations to make additional Capital Contributions shall be borne by the Members pro rata in accordance with their respective Sharing Ratios.

The Sole Manager is obligated to offer Units to the Members on a pro rata basis, based on the Members’ Sharing Ratios, before offering Units to or accepting an offer to purchase Units from any other Person. Upon determination to seek additional Capital Contributions or upon a third party’s offer to purchase Units from the Company, the Sole Manager shall deliver to the Members a Notice of Additional Capital Contributions at least thirty days in advance of the time such additional Capital Contributions are required to be made to the Company. The Notice of Additional Capital Contributions shall set forth the amount of additional Capital Contributions sought, each Member’s pro rata portion of such amount, and the date by which such Capital Contribution is to be made. Each Member shall notify the Sole Manager within 10 days after delivery of the Notice of Additional Capital Contributions whether such Member elects to make its applicable Capital Contribution. If a Member delivers notice to the Sole Manager that it will not make the additional Capital Contribution or if the Member has not indicated an intent to make the additional Capital Contribution by expiration of the initial 10-day period from the delivery of the Notice of Additional Contributions, the Sole Manager shall give the other Member written notice of the uncommitted portion of the additional Capital Contribution sought and permit such other Member an additional ten days to commit to pay the uncommitted portion of the additional Capital Contributions. If the other Member declines or fails to respond during the ten-day period, then the Sole Manager may, for the 90-day period following such other Member’s determination or failure to respond, offer to other Persons the opportunity to make the remaining uncommitted Capital Contribution, on the same terms as were available to the Members.

Any additional Capital Contribution that a Member is required or elects to make shall be made to the Company in immediately available funds on or before the date specified in the applicable notice (which date shall not be less than 30 days prior to the delivery of such notice).

The provisions of this Section 3.2 shall not apply in the context of the sale of the Company or other comparable transaction.

No Third Party Right to Enforce. No Person other than a Member shall have the right to enforce any obligation of a Member to contribute capital hereunder and specifically no lender or other third party shall have any such rights.

Return of Contributions. No Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. No unrepaid Capital Contribution shall constitute a liability of the Company, the Sole Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions. The provisions of this Section 3.4 shall not limit a Member’s rights under Article XII.

REPRESENTATIONS, WARRANTIES AND COVENANTS

General Representations and Warranties. Each Member represents and warrants to the Sole Manager, the other Members and the Company as follows:

It is the type of legal entity specified in Exhibit A of this Agreement, duly organized and in good standing under the laws of the jurisdiction of its organization and is qualified to do business and is in good standing in those jurisdictions where necessary to carry out the purposes of this Agreement;

The execution, delivery and performance by it of this Agreement and all transactions contemplated herein are within its entity powers and have been duly authorized by all necessary entity actions;

This Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

The execution, delivery and performance by it of this Agreement will not conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of (1) any applicable Law, (2) its governing documents, or (3) any agreement or arrangement to which it or any of its Affiliates is a party or which is binding upon it or any of its Affiliates or any of its or their assets.

Conflict and Tax Representations. Each Member represents and warrants to the Sole Manager, the other Members and the Company as follows:

Such Member has been advised that (4) a conflict of interest exists among the Members’ individual interests, (5) this Agreement has tax consequences and (6) it should seek independent counsel in connection with the execution of this Agreement;

Such Member has had the opportunity to seek independent counsel and independent tax advice prior to the execution of this Agreement and no Person has made any representation of any kind to it regarding the tax consequences of this Agreement; and

This Agreement and the language used in this Agreement are the product of all parties’ efforts and each party hereby irrevocably waives the benefit of any rule of contract construction which disfavors the drafter of an agreement.

Investment Representations and Warranties. In acquiring an interest in the Company, each Member represents and warrants to the Sole Manager, the other Members and the Company that it is acquiring such interest for its own account for investment and not with a view to its sale or distribution. Each Member recognizes that investments such as those contemplated by this Agreement are speculative and involve substantial risk. Each Member further represents and warrants that the Sole Manager and the other Members have not made any guaranty or representation upon which it has relied concerning the possibility or probability of profit or loss as a result of its acquisition of an interest in the Company (it being understood and agreed that the foregoing shall not affect any representations or warranties made in the Contribution Agreement).

Survival. The representations and warranties set forth in this Article IV shall survive the execution and delivery of this Agreement and any documents of Transfer provided under this Agreement.

COMPANY MANAGEMENT

Sole Manager. The Company shall be managed by one manager (the “Sole Manager”). The initial Sole Manager shall be Laramie. The Sole Manager shall serve at the pleasure of the Board, as set forth in Section 5.6(n).

Management Authority. Except for Major Decisions, which shall require the approval of the Board, any other action requiring Board approval hereunder and subject to the authority of the Board as set forth in Section 5.5, the Sole Manager shall have the authority on behalf of the Company to (i) direct the business, affairs and day-to-day operations of the Company, including final approval of all capital and operating budgets (following Board approval of such budgets), (ii) supervise all employees of the Sole Manager and the Company in Company affairs, (iii) bind the Company (subject to obtaining the necessary approvals of the Board), (iv) direct the financing, treasury management, and hedging activities of the Company and (v) with Board approval, raise additional capital from third parties for the Company (subject to the provisions of Section 3.2), and (vi) take other actions incidental to the foregoing. The Sole Manager’s duties are set forth in the Management Services Agreement.

Sole Manager Delegation and Personnel. The Sole Manager may delegate to officers, employees, agents or representatives of the Sole Manager any or all of the foregoing powers by written authorization identifying specifically or generally the powers delegated or acts authorized. The Sole Manager shall make available its executive, administrative and operating personnel to manage the Company pursuant to the Management Services Agreement. All oil and gas field operating personnel engaged in the operation of the Assets shall be employed or engaged as independent contractors by the Company.

Bank Accounts and Bank Revolving Credit Facility. The Sole Manager shall:

maintain one or more bank accounts in the name of the Company with either JP Morgan Chase Bank, N.A. or Wells Fargo Bank, N.A. or their successors, or such other financial institution as approved by the Board. All Company funds shall be deposited in such accounts and shall not be commingled with funds of the Sole Manager or another entity.

direct the Company’s maintenance of a senior secured revolving credit facility pursuant to that certain Credit Agreement dated June 4, 2012 with JP Morgan Chase Bank, N.A. as Agent, as amended or restated from time to time (the “Bank Revolving Credit Facility”) or any successor credit facility approved by the Board pursuant to Section 5.6(a). Promptly after the Effective Date, the Company will pay or reimburse the Sole Manager for all up-front fees charged in connection with the Bank Revolving Credit Facility and the bank’s legal fees, including the $50,000 up-front bank administrative fee and the bank legal fees involved in the negotiation and documentation of the above described credit agreement, in each case that were incurred on the Company’s behalf and paid by the Sole Manager prior to Closing.

Board of Managers.

Establishment; Powers. A committee of individuals shall, unless otherwise restricted by Law or this Agreement, be delegated with responsibility for Member actions, shall approve all Major Decisions of the Company and other actions requiring Board approval hereunder and shall generally direct the management of the Company subject to the authority granted to the Sole Manager hereunder (this committee is referred to as the “Board” or the “Board of Managers” and the individuals appointed to the Board are referred to as the “Board Members”). The Board Members shall not be considered managers of the Company under the Act. Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, decisions on behalf of the Members shall be made by the Board.

Designation.

The number of Board Members shall be six (6). Laramie shall be entitled to appoint four (4) Board Members, one of whom shall be the Chief Executive Officer of Laramie, and Delta shall be entitled to appoint two (2) Board Members. Members can remove and replace their Board Member designees at any time, in their sole discretion.

Board Members shall be natural persons, but Board Members need not be residents of Delaware or Members of the Company.

Vacancies. If a Member fails to appoint a Board Member within thirty days of a vacancy arising, a successor shall be elected to hold office by a majority of Board Members then in office, regardless of whether a quorum exists, or at a special meeting of the Members if there are no Board Members remaining.

Resignation. A Board Member may resign at any time by giving written notice to that effect to the Board. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.

Meetings of the Board. The Board shall meet at such time as the Board may designate at the principal office of the Company or such other place as may be unanimously approved by the Board. Meetings of the Board shall be held on the call of any Member holding at least 10% of all Units on a fully diluted basis. All meetings of the Board shall be held upon at least three Business Days’ written notice to the Board Members, or upon such shorter notice as may be approved by all of the Board Members. Any Board Member may waive such notice. A record shall be maintained of each meeting of the Board. The initial Board meeting shall be held within 15 days after the Effective Date to review and approve the Development Program described in Section 5.7 and the Operating Budget for September – December, 2012.

Conduct of Meetings. Any meeting of the Board Members may be held in person and by means of a conference, telephone or similar communication equipment by means of which all Board Members and other individuals participating in the meeting can hear each other, and such telephone or similar participation in a meeting shall constitute presence in person at the meeting.

Quorum. Four of the Board Members then in office shall constitute a quorum of the Board for purposes of conducting business. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Board Members present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Voting. Any decisions to be made by the Board must be approved by the affirmative vote of a majority of the Board Members then serving on the Board, subject to any requirement of a greater vote under the Act or pursuant to this Agreement. Board Members may vote in person or by proxy executed in writing before the time of the meeting.

Attendance and Waiver of Notice. Attendance of a Board Member at any meeting shall constitute a waiver of notice of such meeting, except where a Board Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting if (A) the action is evidenced by written consent signed by a sufficient number of Board Members to approve the action at a meeting, and (ii) the Board Members are given three (3) Business Days advance written notice prior to such action being taken by written consent. Any such action taken by the Board without a meeting shall be promptly provided to the Sole Manager, the Board Members and all Members.

Compensation of Board Members. No Board Member shall be entitled to receive compensation or expense reimbursement from the Company for his or her services as a Board Member. Nothing contained in this Agreement shall be construed to preclude a Board Member from serving the Company in any other capacity.

Chairman of the Board. Laramie’s Chief Executive Officer shall serve as the initial Chairman of the Board. The chairman, in his or her capacity as the chairman of the Board, shall not have any of the rights or powers of an officer of the Company or any special voting rights.

Minutes. Minutes of all meetings of the Board shall be kept and distributed to the Sole Manager, each Member and each Board Member as soon as reasonably practicable following each meeting. If no objection is raised in writing following receipt of minutes or in any event at the next meeting of the Board, then such minutes shall be deemed to be accurate and shall be binding on the Board Members and the Company with respect to the matters dealt with therein.

Major Decisions. Neither the Sole Manager, nor any Member, Board Member, officer, employee, agent or representative of the Company shall have any authority to bind or take any action on behalf of the Company with respect to any Major Decision unless such Major Decision has been unanimously approved by the Board. Each of the following matters or actions by the Company shall constitute a “Major Decision”:

incurring any borrowings of any kind, including capital leases, or the issuance or restructuring of any debt of the Company or causing the Company to guaranty indebtedness, other than (i) the Bank Revolving Credit Facility, (ii) purchase money indebtedness up to $5,000,000 and (iii) unsecured trade indebtedness in an aggregate not to exceed $15,000,000;

assuming or guaranteeing the performance of any obligation outside the ordinary course of business greater than $1,000,000;

adding a new class of securities or increase or decrease the outstanding ownership of the Company, except pursuant to Capital Contributions after the Effective Date of up to $60,000,000 in the aggregate, or otherwise requiring additional Capital Contributions in excess of $60,000,000 in the aggregate;

admitting additional Members except pursuant to a Capital Contribution as described in Article III;

abandoning or selling assets with a value of $10,000,000 or greater in one transaction or a series of related transactions; except that a sale for cash of substantially all of the Company’s assets to an unaffiliated third party that occurs two years or more after the Effective Date, and where no additional material benefits are received by Laramie in connection therewith, shall not require unanimous approval and may be completed by the Sole Manager with majority Board approval;

acquiring new assets with a value in excess of $25,000,000;

committing to a Company Opportunity as described in Section 5.17;

forming or joining a joint venture (excepting customary oil and gas industry exploration and development agreements, to the extent not otherwise prohibited by this Section 5.6) or subsidiary, or merging or consolidating with another entity;

compromising or settling a lawsuit brought by or against the Company or confess judgment against the Company for amounts in excess of $1,000,000;

entering into a material contract with, making any loan to, advancing payments to, redeeming or repurchasing Units from or authorizing any dividend or distributions to, Members, except for distributions as provided in Article VII or distributions to Members for the payment of taxes, and except as provided for in the Management Services Agreement;

the liquidation, dissolution, or winding up of the Company; or reorganizing or recapitalizing the Company;

amending or repealing this Agreement, the Management Services Agreement, or the Contribution Agreement;

filing a voluntary petition for bankruptcy, seeking a receiver, making an assignment for the benefit of its creditors, making an admission in writing of Company’s inability to pay its debts;

changing the Sole Manager, including upon sale of Laramie’s Units unless the successor Sole Manager is an experienced oil and gas operator with a minimum net worth of $500 million;

requiring the Members to make any Capital Contributions in addition to those required under Article III;

increasing the amount of the Management Fee;

changing the Company’s principal outside accounting firm;

making any loans to any person outside the ordinary course of business;

within two years of the Closing, taking any action that would reasonably be expected to affect Delta’s tax attributes (NOLS), as reasonably determined by the Sole Manager and the Board (which actions prohibited by this Section 5.6(s) shall include the actions set forth on Schedule 5.6(s) hereto);

taking, or refraining from taking, any action that would result in the Company not being a partnership for federal or state tax purposes; and

transactions, agreements, contracts and undertakings with any Member’s Affiliates.

Additional Board Activities.

The Board shall direct the Sole Manager to manage a development drilling and completion program (the “Development Program”) that shall be subject to review and approval at each regularly-scheduled quarterly Board meeting commencing with the initial Board meeting. The Development Program will be funded from the Company’s cash flow and the Bank Revolving Credit Facility and could be funded from Additional Contributions. The Board, with majority approval, will have full discretion at any time to direct the Sole Manager to slow, accelerate, or temporarily suspend the drilling and completion activity under any or all components of the Development Program based on the Sole Manager’s forecast of the Company’s cash flow and revolving credit availability and taking into consideration the outlook for natural gas prices.

The Company’s quarterly budgets and any quarterly capital expenses for individual or a group of related items not included in the quarterly budget in excess of $1,000,000 shall be approved by the Board at a meeting of the Board, and not by written consent.

Any hedging activities beyond those expressly required by the Bank Revolving Credit Facility shall be approved by the Board at a meeting by the Board, and not by written consent.

Duties.

The Sole Manager, each Board Member and each officer of the Company shall carry out his or its duties in good faith in a manner reasonably believed to be in the best interests of the Company. The Sole Manager and each Board Member shall devote such time to the business and affairs of the Company as he or it may determine, in his or its reasonable discretion, is necessary for the efficient carrying on of the Company’s business. To the extent permitted by the Act, neither the Sole Manager, any Board Member nor any Company officer shall have any fiduciary duties to the Company, and, subject to the preceding sentence, the Sole Manager’s, Board Members’ and officers’ duties and liabilities are restricted by the provisions of this Agreement to the extent that any such provisions restrict the duties and liabilities of the Sole Manager and officers otherwise existing at law or in equity.

Notwithstanding anything in this Agreement or in the Act to the contrary, but subject to Section 5.8(a), a person, in performing his duties and obligations as a Board Member under this Agreement, shall be entitled to act or omit to act at the direction of the Member(s) that designated such person to serve on the Board of Managers, considering only such factors, including the separate interests of the designating Member(s), as such Board Member or Member(s) choose to consider, and any action of a Board Member or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Member(s), on the one hand, and the Board Member or Member(s) designating such Board Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Act or any other applicable law, rule or regulation) on the part of such Board Member or Member(s) to the Company or any other Board Member or Member of the Company.

The Members (and the Members on behalf of the Company) hereby:

agree that (A) the terms of this Section 5.8, to the extent that they modify or limit a duty or other obligation, if any, that a Board Member may have to the Company or any another Member under the Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (B) the terms of this Section shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Board Member may have to the Company or another Member, under the Act or any other applicable law, rule or regulation; and

waive any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 5.8.

The Members, on behalf of the Company, acknowledge, affirm and agree that (i) the Members would not be willing to make an investment in the Company, and no person designated by any of the Members to serve on the Board of Managers would be willing to so serve, in the absence of this Section 5.8, and (ii) they have reviewed and understand the provisions of §§18-1101(b) and (c) of the Act.

Reliance by Third Parties. No third party dealing with the Company shall be required to ascertain whether the Sole Manager or any Company officer or any person expressly authorized by the Sole Manager is acting in accordance with the provisions of this Agreement.

All third parties may rely on a document executed by the Sole Manager or by any Company officer or by any person authorized in writing by the Sole Manager as binding on the Company. The foregoing provisions shall not apply to third parties who are Affiliates or family members of any such Person executing any such document. If the Sole Manager or any Member, officer or other Person acts without authority, such action shall not be binding on the Company and such Person shall be liable to the Members for any damages arising out of its unauthorized actions.

Resignation. The Sole Manager may resign, in its sole discretion, at any time. In addition, the Sole Manager shall be deemed to have resigned as the Sole Manager upon his or its Bankruptcy.

Removal. The Sole Manager may not be removed as the Sole Manager except as set forth in the Management Services Agreement.

Vacancies. Vacancies in the position of Sole Manager occurring for any reason shall be filled by the affirmative vote of all of the Members, notwithstanding any lesser voting requirement set forth in this Agreement. If a Person that is both a Sole Manager and a Member resigns as the Sole Manager, such Person shall continue to be a Member in the Company notwithstanding ceasing service as the Sole Manager.

Information Relating to the Company. Upon request, the Sole Manager shall supply to a Member any information required to be available to the Members under the Act.

Exculpation and Indemnification; Litigation.

In carrying out their respective duties hereunder, the Sole Manager, the Board Members and the Company officers shall not be liable to the Company nor to any Member for their good faith actions, or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but shall be liable for fraud, willful misconduct or gross negligence in the performance of their respective duties under this Agreement.

To the extent the Sole Manager, Board Members or the Company officers have duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, the Sole Manager, Board Members or the officers acting under this Agreement shall not be liable to the Company or to any Member for such Person’s good faith reliance on the provisions of this Agreement, the records of the Company, and such information, opinions, reports or statements presented to the Company by any of the Company’s other officers or employees, or by any other Person as to matters such Sole Manager or any such officer reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Sole Manager, Board Member or officer of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Sole Manager or officer of the Company or any combination of the foregoing.

Subject to the limitations of the Act, the Company shall indemnify, defend, save and hold harmless the Sole Manager, the Board Members and the Company officers from and against third party claims arising as a result of any act or omission of the Sole Manager, such Board Members or any such officer believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for fraud, willful misconduct, gross negligence or a finding of liability to the Company. In all cases, indemnification shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof. Notwithstanding the foregoing, the Company’s indemnification of the Sole Manager, Board members and Company officers as to third party claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company.

The Sole Manager has the right to control the defense of any litigation or other government proceeding in which the Company is involved. The Sole Manager shall promptly provide to either Member any information regarding any such litigation or proceeding such Member may reasonably request, at the expense of such Member, and shall reasonably cooperate with the Members in connection with the defense of any such litigation or proceeding.

The Company shall reimburse the reasonable expenses of any Member, Sole Manager, Board Member, officer or any of their officers or employees that are required to appear as a witness in litigation or any other government proceeding because of or relating to their service to or relationship with the Company.

The Company shall purchase and maintain (i) a directors’ and officers’ insurance policy covering the Board Members and others serving at the request of the Company, its Sole Manager or its Board; (ii) property and casualty insurance for the Company’s assets; and (iii) liability insurance at coverage levels as set forth in Schedule 5.14(f).

If any provision of this Section 5.14 (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the Company’s indemnification and exculpation to all other Persons and circumstances to the greatest extent permissible by Law or the enforceability of such provision in any other jurisdiction.

Officers.

The Sole Manager may, from time to time, designate two individuals to be officers of the Company, (i) the Chairman and Chief Executive Officer, and (ii) the President and Chief Financial Officer. Any officers designated pursuant to this Section 5.15 shall have such titles and authority and perform such duties as the Sole Manager may, from time to time, delegate to them.

Any officer may resign at any time by giving written notice thereof to the Sole Manager. Any officer may be removed, either with or without cause, by the Sole Manager whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not, by itself, create contract rights.

Management Fee. The services of the Sole Manager shall be compensated from Available Cash prior to the making of any distributions to the Members hereunder, and shall consist of the payments, compensation and reimbursements set forth in the Management Services Agreement, dated as of the Effective Date, between the Company and the Sole Manager, including the Management Fee (as defined in the Management Services Agreement). The Company shall pay directly its employees and contractors and all invoices when due for lease operating expenses, capital expenditures, royalties, ad valorem taxes, severance payments, sales taxes, and other operational expenses as set forth in the Management Services Agreement.

Company Opportunities; Conflicts.

No Member shall have any ownership in Company property in such Member’s individual name.

No Member, and no Controlled Affiliate of a Member, shall separately own any oil and gas or real estate assets within the AMI, except as provided in this Section 5.17.

The Sole Manager, Board Members or any Member, on behalf of the Company (a “Proposing Member”), may analyze, review and investigate any opportunity for the acquisition of (7) interests in acquisition, leasing, exploration or development of oil and gas assets within the AMI, and (8) equity interests in any Person that, directly or indirectly, owns or engages in any of the foregoing (any such opportunities, a “Company Opportunity”); provided, however, that except as provided in this Section 5.17, no Member nor any Affiliate of a Member shall directly or indirectly through any other Person acquire or undertake, or compete with the Company for the acquisition of (or assist any third party in any such acquisition, undertaking or competition), any Company Opportunity until such Company Opportunity has been voted upon and rejected by the Board. The Proposing Member shall present relevant details regarding the Company Opportunity (including a narrative description, financial projections to the extent available, a financing plan and other information deemed necessary to allow a diligent review), and the Board shall promptly vote about the Company Opportunity, with a unanimous vote of the Board (other than Board Members representing the Proposing Member) determining whether the Company will take the Company Opportunity. Failure of the Board to take action on a Company Opportunity within 20 days after presentation of the relevant details to the Board shall be deemed rejection of such Company Opportunity. By the end of such 20-day period, the non-Proposing Member shall notify the Proposing Member and the Company in writing as to whether or not it desires the Company to pursue the Company Opportunity. If the non-Proposing Member indicates in such notice that it desires the Company to pursue the Company Opportunity, such Company Opportunity will be deemed to be accepted by the Board. Any failure to provide such notice shall be deemed to be a rejection of such Company Opportunity. Upon rejection of a Company Opportunity, the Proposing Member shall be permitted to pursue such Company Opportunity for its own account.

The Board will consider the related Capital Contributions associated with the Company Opportunity, and the Members shall be required to make the associated Capital

Contributions for any Company Opportunity approved by the Board. Notwithstanding the foregoing, nothing in this Section 5.17 shall prevent any Member from pursuing opportunities outside the AMI, or (ii) is intended to restrict any Board Member or, subject to Sections 5.17(b) and (c), the Board Member’s Affiliates (other than the Members) from pursuing an opportunity.

Other Investments of Investor Parties; Waiver of Conflicts of Interest.

Subject to the provisions of Section 5.17, each Member acknowledges and affirms that the members of Laramie and the stockholders of Delta (the “Investor Parties”):

(A) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of the U.S. and Canadian “upstream” and “midstream” oil and gas business that may, are or will be competitive with the Company’s business or that could be suitable for the Company, (B) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, and (C) may develop or become aware of business opportunities for Other Investments; and

may or will, as a result of or arising from the matters referenced in clause (i) above, the nature of the Investor Parties’ businesses and other factors, have conflicts of interest or potential conflicts of interest.

Subject to the provisions of Section 5.17, the Members, and the Members on behalf of the Company expressly (x) waive any such conflicts of interest or potential conflicts of interest and agree that no Investor Party shall have any liability to any Member or any Affiliate thereof, or the Company with respect to such conflicts of interest or potential conflicts of interest and (y) acknowledge and agree that the Investor Parties and their respective representatives will not have any duty to disclose to the Company, any other Member, the Sole Manager or the Board of Managers any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunity for itself; provided, however, that the foregoing shall not be construed to permit any breach of Section 14.3. The Members (and the Members on behalf of the Company) also acknowledge that the Investor Parties and their representatives have duties not to disclose confidential information of or related to the Other Investments.

The Members (and the Members on behalf of the Company) hereby:

agree that (A) the terms of this Section 5.18, to the extent that they modify or limit any duty of loyalty or other similar obligation, if any, that an Investor Party may have to the Company or another Member under the Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (B) the terms of this Section 5.18 shall control to the fullest extent possible if it is in conflict with any duty of loyalty or similar obligation, if any, that an Investor Party may have to the Company or another Member, the Act or any other applicable law, rule or regulation; and

waive any duty of loyalty or other similar obligation, if any, that an Investor Party may have to the Company or another Member, pursuant to the Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 5.18.

Whenever in this Agreement a Member or any representative thereof is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interests of or factors affecting the Company or any other Member, or (b) in its “good faith” or under another expressed standard, a Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise. Nothing in this Section 5.18(d) shall limit the duties provided for in Section 5.8(a).

The Members, individually and on behalf of the Company, acknowledge, affirm and agree that (i) the approval of Laramie or Delta entering into this Agreement by the applicable Investor Parties is of material benefit to the Company and the Members, and that the Investor Parties would not be willing to approve Laramie and Delta’s Capital Contributions to the Company, without the benefit of this Section 5.18 and the agreement of the Members thereto; and (ii) they have reviewed and understand the provisions of §§18-1101(b) and (c) of the Act.

Employees. The Company shall at all times maintain employees that perform substantial management and operational functions apart from those activities performed by any independent contractors hired by the Company. Without limiting the foregoing, the Company shall at all times employ (as employees and not as independent contractors), not less than two production managers, two field superintendents and two field pumpers (to be increased to four field pumpers within 120 days of Closing), and employees of the Company shall perform and/or supervise the performance of, the following services: (a) all labor and associated costs of field employees and contractors engaged in 100% of the Company’s hydrocarbon production, well workovers, well equipment maintenance, road, pad and pipeline construction, and operations, (b) all third party provided well workover services and procurement of equipment and materials, (c) all day-to-day oil and gas field operations, (d) all direct supervision of field employees, contract labor, or third party contractors engaged in well workovers, well equipment maintenance, road, pad, pipeline construction and day-to-day oil and gas field operations, (e) direct supervision of surface ranch managers, (e) all on-site procurement services, and (f) other incidental services.

MEMBERS

Limited Liability. The liability of each Member shall be limited as provided by the Act. Except as permitted under this Agreement, a Member shall take no part in the control, management, direction or operation of the affairs of the Company, and shall have no power to bind the Company in their capacity as Members.

No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member,

member of the Board or Sole Manager be a partner or joint venturer of any other Member or the Sole Manager, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. Except as otherwise required by the Act, other applicable Law, and this Agreement, no Member shall have any fiduciary duty to any other Member.

Tax Matters Partner.

The Sole Manager is hereby designated as the initial “tax matters partner” as such term is defined in section 6231(a)(7) of the Code. The appointment of any successor tax matters partner shall be approved by the Members. Subject to the provisions hereof, the tax matters partner is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Notwithstanding the foregoing, the tax matters partner shall promptly notify all Members of the commencement of any audit, investigation or other proceeding concerning the tax treatment of Company tax items and shall keep all Members promptly and completely informed of such proceedings. The Sole Manager shall not enter into any settlement agreement of a tax controversy that adversely affects a Member without that Member’s prior written consent.

The Sole Manager, as the tax matters partner, shall make or cause to be made all available elections as required by the Code and the Treasury Regulations to cause the Company to be classified as a partnership for federal income tax purposes.

DISTRIBUTIONS TO THE MEMBERS

Non-Liquidating Distributions. The Company shall distribute Available Cash to the Members in proportion to their respective Sharing Ratios on a periodic (which shall be not less than annual) basis and in amounts approved by the Board.

Liquidating Distributions. Subject to Section 10.2(b), all distributions made in connection with the sale or exchange of all or substantially all of the Company’s assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account all allocations of Profit and Loss pursuant to Article VIII. The Management Services Agreement will terminate upon the dissolution of the Company, and during the winding up of the Company’s Business, the Sole Manager as liquidator of the Company (or any other party acting as liquidator) shall be reimbursed for its actual accounting, legal and supervisory costs related to the winding up and liquidation of the Company’s Business and assets in lieu of receiving the Management Fee (as defined in the Management Services Agreement).

Distributions in Kind. During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company any Company asset other than money. In-kind distributions of assets in connection with the dissolution and winding-up of the Company shall be governed by Article XII.

ALLOCATION OF PROFITS AND LOSSES

In General.

This Article provides for the allocation among the Members of Profit and Loss for purposes of crediting and debiting the Capital Accounts of the Members. Article IX provides for the allocation among the Members of taxable income and tax losses.

Except as provided in Section 8.2, all Profits and Losses shall be allocated among the Members in accordance with their respective Sharing Ratios.

Regulatory Allocations and Other Allocation Rules. Notwithstanding Sections 8.1 and 8.3:

Loss Limitation. The Losses allocated pursuant to Section 8.1 shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 8.1, the limitation set forth in this Section 8.2(a) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. All Losses in excess of the limitations set forth in this Section 8.2(a) shall be allocated to the Members in proportion to their Sharing Ratios. This Section 8.2(a) shall be interpreted consistently with the loss limitation provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d).

Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations § 1.704-2(f), if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d)(1)) during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount and in the manner required by Treasury Regulations §§ 1.704-2(f) and 1.704-2(j)(2). This Section 8.2(b) shall be interpreted consistently with the “minimum gain” provisions of Treasury Regulations § 1.704-2 related to nonrecourse liabilities (as defined in Treasury Regulations § 1.704-2(b)(3)).

Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation § 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain (as defined in Treasury Regulations §§ 1.704-2(i)(2) and 1.704-2(i)(3)) attributable to partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(b)(4)) during any fiscal year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such Member’s partner nonrecourse debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount and in the manner required by Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 8.2(c) shall be interpreted consistently with the “minimum gain” provisions of Treasury Regulations § 1.704-2 related to partner nonrecourse liabilities (as defined in Treasury Regulations § 1.704-2(b)(4)).

Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit, if any, of such Member as quickly as possible. This Section 8.2(d) shall be interpreted consistently with the “qualified income offset” provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d).

Nonrecourse Deductions. Any non-recourse deduction (as defined in Treasury Regulations § 1.704-2(b)(1)) for any fiscal year shall be allocated to the Members in proportion to their respective Sharing Ratios.

Member Nonrecourse Deductions. Any partner nonrecourse deductions (as defined in Treasury Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2)) for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Treasury Regulations § 1.704-2(i)(1).

Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Code section 732(d), Code section 734(b) or Code section 743(b), the Capital Accounts of the Members shall be adjusted pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m).

Other. Any other allocation required by Treasury Regulations under Section 704(b) that is not in accordance with the parties’ Sharing Ratios shall be treated as a Regulatory Allocation under this Section 8.2.

Curative Allocations. The allocations under Sections 8.2(a) through 8.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Article VIII. Therefore, notwithstanding any other provision this Article VIII (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 8.1. In exercising its reasonable discretion under this Section 8.2(i), the Sole Manager shall take into account future Regulatory Allocations under Sections 8.2(a) through 8.2(h) that are likely to offset other Regulatory Allocations previously made.

Allocations With Respect to Oil and Gas Properties.

The Simulated Basis of each Oil and Gas Property shall be allocated to the Members in accordance with their respective Sharing Ratios. Adjusted tax basis shall, subject to any allocations made in connection with Code section 704(c), be allocated in the same manner.

Pursuant to Treasury Regulation Section 1.704-1(b)(4)(v), the amount realized for federal income tax purposes on the disposition of any Oil and Gas Property of the Company shall, except to the extent such allocation is made in connection with Code section 704(c), be allocated (i) first to the Members in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated to the Members, and (ii) any remaining amount realized shall be allocated to the Members in a manner consistent with the manner in which Profits are allocated pursuant to Section 8.1.

Simulated Depletion shall be allocated to the Members pro rata in proportion to their share of Simulated Basis.

The provisions of this Section 8.2(i) and the other provisions of this Article VIII relating to allocations under Code section 613A(c)(7)(D) are intended to comply with Treasury Regulations §§ 1.704-1(b)(2)(iv)(k) and 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Other Allocation Rules.

Subject to Section 10.3, Profits, Losses, and any other items allocable to any period shall be determined on a daily, monthly, or other basis, as reasonably determined by the Sole Manager using any permissible method under Code section 706 and the Regulations thereunder.

Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations § 1.752 3(a)(3), the Members’ interests in Profits shall be their Sharing Ratios.

To the extent permitted by Treasury Regulations § 1.704-2(h)(3), the Company shall treat distributions of Available Cash as having been made from the proceeds of a nonrecourse liability (as defined in Treasury Regulations § 1.704-2(b)(3)) or a partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(b)(4)) only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Member.

ALLOCATION OF TAXABLE INCOME AND TAX LOSSES

Allocation of Taxable Income and Tax Losses. Except as provided in Sections 9.2 and 9.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated for book purposes under Article VIII.

Allocation of Section 704(c) Items. The Members recognize that with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) (referred to as “Adjusted Properties”), there will be a difference between the agreed values or Carrying Values, as the case may be, of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, depletion, amortization and gain or loss with respect to such contributed properties and Adjusted Properties shall be allocated among the Members to take into account the book tax disparities with respect to such properties in accordance with the method selected by the Sole Manager and the provisions of sections 704(b) and 704(c) of the Code and Treasury Regulations § 1.704-3. Any gain or loss attributable to a contributed property or an Adjusted Property (exclusive of gain or loss allocated to eliminate such book tax disparities under the immediately preceding sentence) shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Article VIII.

Integration with Section 754 Election. All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

Allocation of Tax Credits. The tax credits, if any, with respect to the Company’s property or operations shall be allocated among the Members in accordance with Treasury Regulations § 1.704-1(b)(4)(ii).

ACCOUNTING AND REPORTING

Books. The Sole Manager shall cause the Company to maintain complete and accurate books of account of the Company’s affairs at the principal office of the Company. The Company’s books shall be kept in accordance with generally accepted accounting principles, consistently applied, and on an accrual basis method of accounting. Subject to the requirements of applicable Law, the fiscal year of the Company shall end on December 31 of each year.

Capital Accounts; Tax Elections.

The Sole Manager shall cause the Company to maintain a separate capital account for each Member for income tax purposes and such other Member accounts as may be necessary or desirable to comply with the requirements of applicable Law (“Capital Accounts”). Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv).

Consistent with and as permitted in the provisions of Treasury Regulations § 1.704-1(b)(2)(iv)(f), the Capital Accounts of all Members and the Carrying Values of all Company properties may (as reasonably determined by the Sole Manager) be adjusted upwards or downwards to reflect any unrealized gain or unrealized loss with respect to such Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property for the amount of its fair market value immediately prior to the event giving rise to revaluation under this Section 10.2(b), and had been allocated among the Members pursuant to Article VIII). In determining such unrealized gain or unrealized loss, the fair market value of Company properties as of the date of determination shall be reasonably determined by the Sole Manager.

A transferee of a Company interest shall succeed to the Capital Account attributable to the Company interest Transferred, except that if the Transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, Treasury Regulations § 1.708-1(b) shall apply.

The Sole Manager may make such tax elections on behalf of the Company and the Members as the Sole Manager shall determine in its reasonable discretion.

Transfers During Year. The allocation of Profits and Losses under Article VIII between a Member who Transfers part or all of its interest in the Company during the Company’s accounting year and his transferee, or to a Member whose Sharing Ratio varies during the course of the Company’s accounting year, shall be based on an interim closing of the Company’s books pursuant to Treasury Regulation § 1.706-1(c) to the extent consistent with the Code.

Reports. The Sole Manager shall cause the Company to deliver to the Members the following financial statements and reports at the times indicated below:

Monthly, within 30 days after the end of each calendar month, a written report to each Member which shall include (9) a balance sheet as of the last day of such calendar month, (10) a statement of income and a statement of cash flows for such calendar month, and (11) a report of drilling and completion activities for the prior calendar month;

Monthly, within 30 days after the end of each calendar month, a comparison of budgeted amounts for such prior calendar month to the actual results of operations for such prior calendar month, with a written explanation of any material variances;

Quarterly, within 30 days after the end of each calendar quarter, a written report to each Member which shall include (12) a balance sheet as of the last day of such calendar quarter, (13) a statement of income and a statement of cash flows for such calendar quarter, and (14) a report of drilling and completion activities for the prior calendar quarter;

Quarterly, within 30 days after the end of each calendar quarter, a comparison of budgeted amounts for such prior calendar quarter to the actual results of operations for such calendar quarter, with a written explanation of any material variances;

Within 60 days after the end of each fiscal year of the Company, a copy of financial statements of the Company prepared in accordance with generally acceptable accounting principles and audited by the Independent Accountant, together with an audit report prepared by the Independent Accountant with respect to such financial statements;

Within 60 days after the end of each fiscal year of the Company, a third party engineering report regarding the proved reserves of the Company prepared by the Independent Petroleum Engineer; and

Within 75 days after the end of each fiscal year of the Company, the applicable Member’s K-1, necessary to allow such Member to file its own income tax return for the preceding year.

Except as otherwise required by the Act or this Agreement, the Sole Manager shall not be required to deliver to any Member any other reports, audits or financial statements. The Sole Manager shall file all required state and federal tax returns when due.

Section 754 Election. If requested by a Member, the Company shall make the election provided for under section 754 of the Code. Any cost incurred by the Company in implementing such election at the request of any Member shall be promptly reimbursed to the Company by the requesting Member.

TRANSFER OF MEMBER’S INTEREST

Restrictions on Transfers and Liens. No Member shall Transfer or create a Lien on all or any portion of its Units except as permitted by this Article XI. Any attempted Transfer of, or creation of a Lien on, any portion of Units not in accordance with the terms of this Article XI shall be null and void and of no legal effect.

Permitted Transfers and Liens. Any Transfers and Liens permitted under this Section 11.2 shall also be subject to the other provisions of this Article XI. Only the following Transfers and Liens shall be permitted:

A Member may Transfer (i) all, but not less than all, of its Units, so long as all Units are transferred to one Person or (ii) any of its Units if unanimous consent of the non-transferring Members is obtained; and

A Member shall be entitled to create a Lien on all or any portion of its Units only as required or permitted by the Bank Revolving Credit Facility or, with respect to Delta’s Units, as required by the Delayed Draw Term Loan Credit Agreement dated as of the date hereof between Delta and certain other parties thereto, as amended, restated or refinanced from time to time; provided however, that any Transfer of a Membership Interest or any interest therein (whether voluntary or involuntary (including any Transfer in foreclosure)) to or by the beneficiary of such Lien shall be subject to the provisions of this Article XI.

Sale Participation Rights.

Except as provided in Section 11.2(b), no Member (a “Tagged Member”) may Transfer all or a majority of its Units to any Proposed Purchaser, unless the Tagged Member has received a bona fide written offer from the Proposed Purchaser, and the Tagged Member first provides a written offer notice (a “Tag-Along Notice”) to the other Members (the “Tagging Members”) stating that the Tagged Member desires to Transfer all or a majority of its Units, designating the specific portion of the Units (the “Offered Interest”) that the Tagged Member desires to Transfer and specifying the proposed purchase price (the “Offered Price”) and all of the other material terms and conditions of the proposed Transfer of the Offered Interest to the Proposed Purchaser (the “Offered Terms”), and attaching a copy of the offer.

Each Tagging Member shall have the right, but not the obligation, for a period of 20 Business Days after receipt of the Offer Notice, to elect to participate in the sale of the Offered Interest. Any such election shall be made by providing written notice of such election to the Tagged Member within such 20-Business Day period. If one or more Tagging Members elect to participate in the proposed sale of the Offered Interest under this Section 11.3, the Tagged Member shall allocate the Units included in the proposed sale among the Units of the Tagged Member and the electing Tagging Members, pro rata in proportion to their respective Sharing Ratios, with such sale otherwise on the Offered Terms. Any such sale shall be consummated within 90 days following the expiration of the 20-Business Day election period described above. The Tagged Member shall keep the electing Tagging Members advised regarding the timing of any such sale. The electing Tagging Member shall not be required to accept any terms, conditions, agreements or undertakings in connection with any such sale other than those described in the Offer Notice. If the Tagged Member does not sell the Offered Interest to the Proposed Purchaser within such 90-day period, the Tagged Member shall again afford the Tagging Members the participation rights set forth in this Section 11.3 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Units held by the Tagged Member.

In the event the holders (“Equity Owners”) of equity interests in a Member (“Member Equity Interests”) seek to Transfer all or substantially all of the Member Equity Interests in such Member, the foregoing Sections 11.3(a) and (b) shall apply, mutatis mutandis, as if such Equity Owners were the Tagged Member seeking to Transfer Units, and the Equity Owners in the other Member were the Tagging Members. Any Transfer by an Equity Owner in violation of the foregoing shall be deemed a breach of this Agreement by the Member in which such Equity Owner holds Member Equity Interests.

Forced Sale Right. Except as otherwise provided in Section 11.2, if a Dragging Member desires to Transfer all, but not less than all, of the Units of the Dragging Member in connection with a Transfer for cash not less than two years after the Effective Date to an unaffiliated third party Proposed Purchaser in a transaction where no additional material benefits are received by the Dragging Member in connection therewith and that is contingent on the Transfer of all of the Membership Interests held by any Dragged Members, the Dragging Member may deliver a notice (a “Drag-Along Notice”) to the Dragged Members setting forth the Units to be Transferred, the proposed purchase price for such Units and the other material terms of the Transfer to the Proposed Purchaser, and attaching a copy of any agreements or written offers from the Proposed Purchaser setting forth the terms of the Transfer. After the receipt of a Drag-Along Notice, the Dragged Members shall be obligated to Transfer all of its Units to the Proposed Purchaser upon the terms and conditions set forth in the Drag-Along Notice; provided, however, that v) the terms and conditions set forth in the Drag-Along Notice shall apply to the Units to be Transferred by the Dragging Member, vi) the purchase price for all Units sold to the Proposed Purchaser shall be allocated among all of the Members selling their Units pro rata in accordance with the number of Units included in the sale, and vii) the closing of the purchase and sale occurs shall occur within 180 days after the delivery of the Drag-Along Notice. In the event the Equity Owners in Laramie or any successor to Laramie’s interests (“Laramie Equity Owners”) desire to Transfer all, but not less than all, of their Member Equity Interests in a Transfer for cash not less than two years after the Effective Date to an unaffiliated third party Proposed Purchaser that is contingent on the Transfer of all of the Member Equity Interests held by the Equity Owners in the other Member, the foregoing shall apply, mutatis mutandis, as if such Laramie Equity Owners were the Dragging Member seeking to Transfer Units, and the Equity Owners in the other Member were the Dragged Members. Any violation of the foregoing by an Equity Owner shall be deemed a breach of this Agreement by the Member in which such Equity Owner holds Membership Equity Interests.

Substitution of a Member.

A transferee of Units who satisfies the requirements of Sections 11.6 and 11.7 to become a Member shall succeed to all of the rights and interest of its transferor in the Company. A transferee of a Member who does not satisfy such conditions shall not have any right to vote, shall be entitled only to the distributions to which its transferor otherwise would have been entitled and shall have no other right to participate in the management of the business and affairs of the Company or to become a Member, and the approval of such transferee shall not be required for any Major Decision.

If a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member without satisfying the conditions of Sections 11.6 and 11.7. Such a successor in interest who satisfies those conditions shall succeed to all of the rights and interests of its predecessor. A successor in interest who does not satisfy those conditions shall not have any right to vote, shall be entitled only to the distributions to which its predecessor otherwise would have been entitled and shall have no right to participate in the management of the business and affairs of the Company or to become a Member, and the approval of such transferee shall not be required for any Major Decision.

No Transfer of any interest in the Company otherwise permitted under this Agreement shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor’s obligations to the extent of the interest Transferred, and shall have agreed to be bound by all the terms and conditions hereof, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the Sole Manager. Without limiting the foregoing, any transferee that has not become a substituted Member shall nonetheless be bound by the provisions of this Article XI with respect to any subsequent Transfer. Upon admission of the transferee as a substituted Member, the transferor shall have no further obligations under this Agreement with respect to that portion of its interest Transferred to the transferee; provided, however, no Member or former Member shall be released, either in whole or in part, from any liability of such Member to the Company pursuant to this Agreement or otherwise which has accrued through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) of all or part of such Member’s interest in the Company unless the Sole Manager and the other Member agrees to any such release.

Conditions to Substitution. As conditions to its admission as a Member, such assignee, transferee or successor shall pay all reasonable expenses in connection with its admission as a substituted Member.

Admission as a Member. No Person shall be admitted to the Company as a Member until such Person (a) has assumed the obligations of this Agreement and (b) unless either (i) the Units or part thereof acquired by such Person have been registered under the Securities Act, and any applicable state securities laws or (ii) the Sole Manager has received a favorable opinion of the transferor’s legal counsel or of other legal counsel reasonably acceptable to the Sole Manager to the effect that the Transfer of the Units to such Person is exempt from registration under those Laws.

RESIGNATION, DISSOLUTION AND TERMINATION

Resignation. No Member shall have any right to voluntarily resign from the Company. Notwithstanding the foregoing, a Member shall be deemed to resign from the Company upon the Bankruptcy of such Member. When a transferee of all or any portion of Units becomes a substituted Member pursuant to Section 11.5, the transferring Member shall cease to be a Member with respect to the portion of the Units so Transferred.

Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

An event that causes dissolution under this Agreement

The unanimous approval of the Members; or

A decree of judicial dissolution.

A court may declare judicial dissolution if the Company cannot carry out its business in conformity with its Articles of Organization and this Agreement.

Liquidation. Upon dissolution of the Company, the Sole Manager shall appoint in writing one or more liquidators (who may be Members or the Sole Manager) who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the power and authority of the Sole Manager. The steps to be accomplished by the liquidator are as follows:

The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). The liquidator shall then, by payment of cash or property (in the case of property, valued as of the date of termination of the Company at its agreed value, as determined by unanimous consent of the Members using a reasonable method of valuation), distribute to the Members such amounts as are required to distribute all remaining amounts to the Members in accordance with Article VII. For purposes of this Article XII, a distribution of an asset or an undivided interest in an asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member pursuant to this Section 12.3.

Any real property distributed to the Members shall be conveyed by special warranty deed and shall be subject to the operating agreements and all Liens, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members receiving such real property.

Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Liquidation of the Company shall be completed within the time limits imposed by Treasury Regulations § 1.704-1(b)(2)(ii) and (g).

The distribution of cash or property to the Members in accordance with the provisions of this Section 12.3 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property. Notwithstanding any other provision of this Agreement, no Member shall have any obligation to contribute to the Company, pay to any other Member or pay to any other Person any deficit balance in such Member’s Capital Account.

To the extent that the allocation provisions of this Agreement do not result in final Capital Account balances that are in proportion to the Members’ respective Sharing Ratios, then, beginning in the taxable year that the dissolution of the Company occurs (or the immediately prior taxable year if the dissolution occurs no later than the unextended due date for the Company’s federal income tax return for such prior taxable year) all or a portion of the Company’s gross income and deductions recognized in such year (regardless of source and including but not limited to profit or loss or items thereof derived from Company operations or sales) shall be allocated (to the maximum extent possible) in a manner that produces such final Capital Accounts.

Certificate of Cancellation. Upon the completion of the distribution of the Company’s assets as provided in this Article XII, the Company shall be terminated and the Person acting as liquidator shall file a certificate of cancellation and shall take such other actions as may be necessary to terminate the Company.

NOTICES

Method of Notices. All notices required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by registered or certified mail, or by facsimile if confirmed by return facsimile, and shall be effective when personally delivered, or, if mailed, on the date set forth on the receipt of registered or certified mail, or if sent by facsimile, upon receipt of confirmation, if to the Members, at their respective addresses set forth on Exhibit A attached hereto, and if to the Sole Manager, to the following:

Laramie Energy II, LLC

1512 Larimer Street, Suite 1000

Denver, Colorado 80202

Attn: Bruce L. Payne

Fax #: 303-339-4399

Email: bpayne@laramie-energy.com

Any Member or Sole Manager may give notice from time to time changing its respective address for that purpose.

Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

GENERAL PROVISIONS

Amendment. This Agreement may not be amended except by an instrument in writing signed by all of the Members.

Waiver. Except as otherwise provided herein, rights hereunder may not be waived except by an instrument in writing signed by the party sought to be charged with the waiver.

Confidentiality. Each Member, Board Member and the Sole Manager will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning the Company, except viii) to the extent that disclosure to a third party is required by applicable Law; ix) information which, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications; x) information that was in its possession prior to disclosure (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company; xi) to the extent disclosure is necessary or advisable, to its or the Company’s employees, consultants or advisors for the purpose of carrying out their duties hereunder; xii) to banks or other financial institutions or agencies or any independent accountants or legal counsel or investment advisors employed by the Sole Manager (in carrying out its duties on behalf of the Board or the Company), or any Member, to the extent disclosure is necessary or advisable: (i) in the case of the Sole Manager, to obtain financing for the Company or in connection with a sale of the Company’s Assets; and (ii) in the case of any Member, in connection with a sale of such Member’s Units in the Company; xiii) to the extent necessary, disclosure to third parties to enforce this Agreement, xiv) to a Member or Sole Manager or to their respective Affiliates; provided, however, that in each case of disclosure pursuant to (d), (e) or (g), the Persons to whom disclosure is made agree to be bound by this confidentiality provision, or (h) to direct and indirect investors in a Member in substantially the same manner as information regarding the disclosing person’s other portfolio investments are shared with such investors. The obligation of each Member and Sole Manager not to disclose Confidential Information except as provided herein shall not be affected by the termination of this Agreement or the replacement of the Sole Manager or any Member. Notwithstanding the foregoing or anything to the contrary in this Agreement, any Member or Sole Manager (and any employee, representative or agent of such Person) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions provided for by this Agreement, and all materials of any kind (including opinions or other tax analysis) that are provided to it relating to such tax treatment and tax structure, except that (1) tax treatment and tax structure shall not include the identity of any existing or future Member or Sole Manager, or any of their respective Affiliates, other than the disclosing party, and (2) this sentence shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable Laws, including, without limitation, federal and state securities Laws.

Public Announcements. Except as required by Law, no Member shall make any press release or other public announcement or public disclosure relating to this Agreement, the subject matter of this Agreement or the activities of the Company without the consent of the Sole Manager and the Members.

Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, excluding its conflicts of laws rules.

Dispute Resolution; Arbitration.

Each Member and the Sole Manager agree to attempt in good faith to resolve disputes prior to submitting such disputes to determination by arbitration. Within five days following delivery of written notice by one party to the other of a perceived breach or other dispute subject to arbitration, a senior executive of each Member and the Sole Manager, as applicable, will meet together in person (or if agreed by both parties, via telephone) to discuss ways to correct the dispute prior to taking further action.

Each Member and Sole Manager, on its own behalf and on behalf of the Company, hereby submits all controversies, claims and matters of difference arising under or relating to this Agreement or the Company to arbitration in accordance with the provisions and procedures set forth in Schedule 14.6 attached hereto. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this Agreement, (ii) all questions relating to any representations, negotiations and other proceedings leading to the execution of this Agreement, the formation of the Company, or the issuance of Units, and (iii) all questions as to whether the right to arbitrate any such question exists. Notwithstanding the foregoing, each Member and Sole Manager shall have the right to seek and obtain such temporary or preliminary injunctive relief from a court of competent jurisdiction to which it may be entitled pending a final determination by arbitration of the dispute to which such relief relates.

Any dispute and related dispute resolution shall be subject to the provisions of Section 14.3 or such other provisions regarding confidentiality as the Members and the Company may agree.

Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement or the validity, legality or enforceability of the offending provision as to any other Person or circumstance or in any other jurisdiction.

Specific Performance. The Members expressly agree that the remedies available at Law for the breach of any of the obligations of the Parties under this Agreement are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Party to comply fully with such obligations, and the uniqueness of business arrangement between the Parties. Accordingly, each of the obligations specified herein shall be, and is hereby expressly made, enforceable by specific performance.

Headings. Article, Section and other subdivision headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Entire Agreement; Conflicts. This Agreement, with the Management Services Agreement and the Contribution Agreement, embodies the entire understanding and agreement among the parties concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto. In the event of any conflict between this Agreement and the Management Services Agreement or the Contribution Agreement, the Management Services Agreement or the Contribution Agreement, as applicable, shall govern.

Transaction Costs. Except as specifically provided in this Agreement, the Management Service Agreement and the Contribution Agreement, each Member and the Sole Manager shall bear its own costs and expenses, including costs and expenses of its agents, representatives, attorneys and accountants, incurred in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including transactions pursuant to Article XI hereof.

References. References to a Member, Sole Manager, Board Member or Company officer, including by use of a pronoun, shall be deemed to include masculine, feminine, singular, plural, individuals, partnerships or corporations where applicable. References in this Agreement to terms in the singular shall include the plural and vice versa. The words “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

U.S. Dollars. References herein to “Dollars” or “$” shall refer to U.S. dollars and all payments and all calculations of amount hereunder shall be made in Dollars.

Counterparts. This instrument may be executed in any number of counterparts each of which shall be considered an original.

Additional Documents. The Members hereto covenant and agree to execute such additional documents and to perform additional acts as are or may become necessary or convenient to carry out the purposes of this Agreement.

No Third Party Beneficiaries. This Agreement is for the sole benefit of the Members, Board Members and the Sole Manager, and no other Person is intended to be a beneficiary of this Agreement or shall have any rights hereunder, except that Company officers shall also have the rights of indemnification and exculpation under Section 5.14.

[Signatures on next page.]

The parties have executed this Agreement to be effective as of the Effective Date.

MEMBERS:

LARAMIE ENERGY II, LLC, a Delaware limited liability company

By:	/s/ Robert S. Boswell
Robert S. Boswell
Chairman and Chief Executive Officer

PAR PICEANCE ENERGY EQUITY LLC, a Delaware limited liability company

By: Par Petroleum Corporation

Its: Sole Member

By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Executive Officer

SOLE MANAGER:

LARAMIE ENERGY II, LLC, a Delaware limited liability company

By:	/s/ Robert S. Boswell
Robert S. Boswell
Chairman and Chief Executive Officer

Exhibit A

Members, Addresses, Units

MEMBERS:	Initial Capital Contribution	Units
Laramie Energy II, LLC, a Delaware limited liability company 1512 Larimer Street, Suite 1000 Denver, Colorado 80202 Attn: Bruce L. Payne Fax #: (303) 339-4399 Email: BPayne@laramie-energy.com	Laramie Assets	333,333

Par Piceance Energy Equity LLC, a Delaware limited liability company c/o Par Petroleum Corporation Address: 370 17th Street, Suite 4300 Denver, CO 80202 Attn: Chief Executive Officer Fax #: (303) 298-8251 Email: jyoung@conwaymackenzie.com	Delta Assets	166,667

		500,000

A-1

Exhibit B

Contribution Agreement

(see attached)

B-1

Exhibit C

Form of Management Services Agreement

(see attached)

C-1

Schedule 5.6(s)

NOL Prohibited Actions

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Cease engaging in more than an insignificant amount of the Business; provided, however, the foregoing shall not limit the Board’s and Sole Manager’s authority pursuant to Section 5.7 to slow, accelerate, or temporarily suspend the drilling and completion activity under any or all of the components of the Development Program nor shall the foregoing require the Company to maintain employees other than those provided for in Section 5.19;

•	Selling, transferring or otherwise disposing of any assets that would render the Company unable to continue more than an insignificant amount of the Business;

•	Cease using the historic Delta assets in the Business; or

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Eliminating the Company’s employee positions essential to the conduct of the Business or otherwise cease using the Company’s employees in the conduct of the Business (e.g., by transferring the activities conducted by the Company’s employees to the Manager or any third party).

Schedule (s)

Schedule 5.14(f)

Insurance

1.	Directors & Officers Liability Insurance with limits of not less than $5,000,000, and including Executive Defense, Employment Practices Liability, Fiduciary Liability and Crime coverage – each with limits of not less than $1,000,000.

2.	Oilfield Equipment Insurance with total limits of not less than $30,000,000.

3.	Workers’ Compensation Insurance to cover full liability under Colorado’s Workers’ Compensation laws either directly or by requiring contractor’s to provide said insurance.

4.	Employer’s Liability Insurance with limits as required by State Statutes for the accidental injury or death of one or more employees.

5.	Comprehensive General Public Liability Bodily Injury and Property Insurance with limits of liability of not less than $2,000,000.00 for the accidental injury or death of persons or for property damage resulting of one accident or occurrence.

6.	Automobile Bodily Injury and Property Damage Liability Insurance combined with limits of not less than $1,000,000.00 for injuries to or death of persons or property damage as the result of one accident or occurrence.

7.	Umbrella Liability with limits of $15,000,000.00.

8.	Losses, except for those caused by gross negligence or willful misconduct by the Operator, for which no insurance is required to be carried, or in excess of the limits set forth above.

9.	Operators Extra Expense Insurance in the amounts shown below for each occurrence providing for the cost of well control including the cost for clean-up, containment, seepage and pollution and redrilling expense; coverage for this insurance shall be subject to a deductible of between $75,000.00 and $400,000.000 depending upon the type and location of the well.

a)	$7,000,000	Producing and Shut-In wells
b)	$10,000,000	Drilling – Mesa Verde wells
c)	$15,000,000	Drilling – Mancos and Horizontal wells

Schedule (f)

Schedule 14.6

Arbitration

1. Initiation of Arbitration and Selection of Arbitrators. The party desiring arbitration shall so notify the other party, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration hereunder shall be before one neutral arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall submit a list of potential arbitrators and the parties shall select an arbitrator in the manner established by the AAA. In the event that the parties fail to select an arbitrator as required above, the AAA shall select such arbitrator. The arbitrator shall be entitled to a fee commensurate with his or her fees for professional services requiring similar time and effort. If the arbitrator so desires, he or she shall have the authority to retain the services of a neutral judge or attorney (whose fees shall be treated as the arbitrator’s fees) to assist him or her in administering the arbitration and conducting any hearings and taking evidence at such hearings or otherwise.

2. Arbitration Procedures. All matters arbitrated hereunder shall be arbitrated in Denver, Colorado, pursuant to the substantive Laws of the State of Delaware, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except to the extent such Rules conflict with the express provisions of this Schedule 14.6 (which shall prevail in the event of such conflict). The arbitrator shall use reasonable efforts to conduct a hearing no later than 75 days after submission of the matter to arbitration, and a decision shall be rendered by the arbitrator within 10 days of the hearing. The arbitrator shall permit discovery to the extent he or she believes, in his or her discretion, that discovery is necessary. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that he or she determines to be appropriate. No award of punitive or consequential damages shall be made. Any award entered in an arbitration shall be made by a written opinion stating the reasons for the award made.

3. Enforcement. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by Delaware law. All awards may be filed with the clerk of one or more courts, state, federal or foreign, having jurisdiction over the party against whom such award is rendered or its property, as a basis of judgment and of the issuance of execution for its collection. No party shall be considered in default hereunder during the pendency of arbitration proceedings specifically relating to such default.

4. Fees and Costs. The arbitrator’s fees and other costs of the arbitration and the reasonable attorney fees, expert witness fees and costs of the prevailing party shall be borne by the non-prevailing party. In its written opinion, the arbitrator shall, after comparing the respective positions asserted in the arbitration claim and answer thereto, declare as the prevailing party the party whose position was closest to the arbitration award (not necessarily the party in favor of which the award on the arbitration claim is rendered) and declare the other party to be the non-prevailing party. The arbitration award shall include an award of the fees and costs provided by this paragraph 4 against the non-prevailing party.

5. Consolidation. Any party to the arbitration shall have the right, but not the obligation, to consolidate the arbitration proceedings under this Agreement with the arbitration of any other disputed issues between the parties to the arbitration.